Exhibit 99.2

Recent Developments

Impact of COVID-19 on our Operations

In March 2020, the World Health Organization declared the outbreak of a novel strain of coronavirus (2019-nCov, referred to as “COVID-19”) a global pandemic. In the following weeks, global restrictions, including stay at home and similar orders, were implemented in a significant number of regions in which we operate.

During the first quarter of 2020, the impact to our financial results was limited as we did not experience significant declines in our sales or customer demand, and the majority of our manufacturing facilities resumed operations due to their essential nature to the construction industry. We modified our manufacturing facilities and procedures, based on recommended public health guidelines, to ensure the health and well-being of our employees.

We took measures during the first quarter of 2020, including drawing $100.0 million on our ABL Facility, and have taken additional measures in the second quarter, to enhance our liquidity and mitigate potential negative impacts to our financial results. We have also taken various measures to reduce discretionary spending. We have, for example, restricted travel, implemented hiring freezes for non-essential positions, delayed merit increases and suspended all non-critical spending, such as marketing and discretionary projects. In addition, we have implemented actions to reduce salary costs globally, including our executive leadership team and board of directors electing to reduce their second quarter compensation by 25% and implemented short-term employee furloughs throughout our Company. Further, to maintain sufficient levels of cash and liquidity, we have suspended any non-critical capital expenditures, deferring tax payments where permitted through COVID-19 related government subsidy programs, and are actively monitoring our accounts receivable for customers with elevated credit risk. We are monitoring the situation closely and if necessary, will implement other measures as appropriate.

As a result of the uncertainty around the potential effects of COVID-19 on our business and industry, we have withdrawn our 2020 financial guidance.

The scope and nature of impacts from COVID-19, most of which are beyond the Company’s control, continue to evolve, and the outcome is uncertain. The ultimate extent of the effects of the COVID-19 pandemic on the Company, and the end markets we serve, is highly uncertain and will depend on future developments and such effects could exist for an extended period even after the pandemic ends. To the extent the COVID-19 pandemic does adversely affect our business, financial condition or results of operations, it may also have the effect of heightening many of the factors listed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” as included herein and in any subsequent Quarterly Report on Form 10-Q.

Steves & Sons Litigation

On February 14, 2020, Steves and Sons, Inc. (“Steves”) filed a complaint and motion for preliminary injunction in the U.S. District Court for the Eastern District of Virginia, Richmond Division, alleging that we breached the long-term supply agreement between the parties, among other claims, including by incorrectly calculating the allocation of door skins owed to Steves. Steves is seeking an additional allotment of door skins and damages for violation of antitrust laws, tortious interference, and breach of contract. On April 10, 2020, the presiding judge granted Steves’ motion for preliminary injunction and later ordered the parties to confer on a resolution of the issues underlying the preliminary injunction. If the parties do not agree on a resolution and the judge allows the preliminary injunction to stand, the Company will seek a stay and appeal the ruling in the Fourth Circuit Court of Appeals. The Company believes all the claims lack merit and has moved to dismiss the antitrust and tortious interference claims. A trial on this matter is currently expected in June or July 2020, but could be rescheduled to a later date due to the COVID-19 pandemic. At this stage of the proceedings, we are unable to conclude that a loss is probable or to estimate the potential magnitude of any loss in the matter, although an unfavorable outcome could have a material adverse effect on our operating results and cash flows.

Risk Factors

The outbreak of COVID-19 has had, and may continue to have, a negative impact on the global economy and on our business, operations and results.

The COVID-19 pandemic, and the measures taken to contain or mitigate it, have had dramatic adverse consequences for the economy, including on demand for goods and services, operations, supply chains and financial markets. The nature and scope of the consequences to date are difficult to evaluate precisely, and their future course is impossible to predict with confidence.

The COVID-19 crisis has already had several significant effects on our employees, operations, supply chain, distribution system, customer demand, the housing market and general market and economic conditions. The effects to date have included the following:

•	decreased demand for our products as a result of a slowdown in the U.S. and global economies and resulting decreases in construction and R&R;

•	increased storage costs as a result of larger volume of inventory that remains unsold; and

•	uncertain expense management in light of continued efforts to protect our employees and operational issues resulting from absenteeism and closures experienced by our facilities globally.

These effects began in the latter weeks of March 2020 and have continued to date, with the impact of COVID-19 expected to be more significant in the second quarter of 2020 as compared to the first quarter. In response to the effects of COVID-19, our named executive officers have elected to reduce their 2020 base salaries by 25% for the months of April, May and June of 2020, or until such time as ratified by the Compensation Committee of our Board. Our non-employee directors have also elected to reduce their annual cash fees and committee chair fees by 25% until such time as the Board determines. For more information, please see our April Form 8-K, incorporated by reference in this offering memorandum.

We have also temporarily suspended production at locations that represent, in the aggregate, approximately 10% of our revenues for the year ended December 31, 2019. Initiatives, including travel restrictions and quarantines, have and may continue to impact a significant percentage of our workforce and the workforce of our suppliers or transportation providers as they are unable to work as a result of the disease outbreak. If additional factory closures are required, current closures are extended or reductions in capacity utilization levels occur, we expect to incur additional direct costs due to reduced productivity and lost revenue. If our suppliers experience closures or reductions in their capacity utilization levels in the future, we may have difficulty sourcing materials necessary to fulfill production requirements or be required to pay a higher price to fulfill our requirements.

Finally, during March 2020, we drew an aggregate principal amount of $100.0 million under our ABL Facility. See “Offering Memorandum Summary—Recent Developments— Impact of COVID-19 on our Operations.” We cannot ensure you that the amount drawn under the ABL Facility, or any of our other actions, will be sufficient to avoid liquidity constraints in the future or to mitigate any material or adverse effect of COVID-19 on our business, financial condition or results of operations. Further, we intend to use the net proceeds from this offering to repay all $100.0 million principal amount outstanding under our ABL Facility.

The effects of the COVID-19 crisis could be aggravated if the crisis continues, and we could also see additional impacts that might include the following:

•	complete or partial closures of, or other operational issues at, one or more of our manufacturing or distribution facilities resulting from government action;

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difficulty sourcing materials necessary to fulfill production requirements or higher prices to fulfill our requirements as a result of suppliers experiencing closures or reductions in their capacity utilization levels;

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reduced economic activity severely impacting our customers’ financial condition and liquidity, reducing the likelihood they will be purchasing additional products from us and increasing the likelihood they may require additional time to pay us or will fail to pay us at all, which could significantly increase the amount of accounts receivable and require us to record additional allowances for doubtful accounts;

•	reduced economic activity resulting in a prolonged recession, which could negatively impact consumer discretionary spending;

•	a decrease in the principal that may be drawn under our ABL Facility as a result of a decrease in our accounts receivable and inventory;

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difficulty accessing debt and equity capital on attractive terms, or at all, an impact on our credit ratings, and a severe disruption and instability in the global financial markets or deterioration in credit and financing conditions that affect our access to capital necessary to fund business operations or to address maturing liabilities on a timely basis;

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negative impact on our future compliance with financial covenants under our Corporate Credit Facilities and other debt agreements, which could result in a default and potentially an acceleration of indebtedness; and

•	the potential negative impact on the health of our personnel, particularly if a significant number of them are impacted, decreasing our ability to ensure business continuity during this disruption.

If these effects are sustained, they could have accounting consequences such as impairments of fixed assets or goodwill. They could affect our ability to operate effective internal control over financial reporting. They could also affect our ability to execute our expansion plans or invest in research and development.

The adverse effect on our business, financial condition or results of operations of any of the matters described above could be material. The future impact of the COVID-19 crisis on our business, financial condition or results of operations is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to:

•	the duration, scope, and severity of the COVID-19 pandemic;

•	the disruption or delay of production and delivery of materials and products in our supply chain;

•	the impact of travel bans, work-from-home policies, or shelter-in-place orders;

•	the temporary or prolonged shutdown of manufacturing facilities and decreased retail traffic;

•	staffing shortages;

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general economic, financial, and industry conditions, particularly conditions relating to liquidity, financial performance, and related credit issues in our industry, which may be amplified by the effects of COVID-19; and

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the long-term effects of COVID-19 on the national and global economy, including on consumer confidence and spending, financial markets and the availability of credit for us, our suppliers and our customers.

To the extent the COVID-19 pandemic or any other global health crisis does adversely affect our business, financial condition or results of operations, it may also have the effect of heightening many of the “Risk Factors” included or incorporated by reference herein and included in any subsequent Quarterly Report on Form 10-Q.

Prices and availability of the raw materials we use to manufacture our products are subject to fluctuations, and we may be unable to pass along to our customers the effects of any price increases.

We use wood, glass, vinyl and other plastics, fiberglass and other composites, aluminum, steel and other metals, as well as hardware and other components to manufacture our products. Prices and availability of our materials fluctuate for a variety of reasons beyond our control, many of which cannot be anticipated with any degree of reliability. Our most significant raw materials include logs and lumber, vinyl extrusions, glass, steel, and aluminum, each of which has been subject to periods of rapid and significant fluctuations in price. The reasons for these fluctuations include, among other things, variable worldwide supply and demand across different industries, speculation in commodities futures, general economic or environmental conditions, labor costs, competition, import duties, tariffs, worldwide currency fluctuations, freight, regulatory costs, and product and process evolutions that impact demand for the same materials.

The U.S. has imposed tariffs on certain products imported into the U.S. from China, as well as tariffs on certain steel and aluminum products imported from certain countries, and could impose additional tariffs or trade restrictions. The imposition of tariffs may impact the prices of materials purchased outside of the U.S. and include goods in transit as well as increasing the price of domestically sourced materials, including, in particular, steel and aluminum. Impositions of tariffs by other countries could also impact pricing and availability of raw materials. As another example, as global demand for key chemicals increases, the limited number of suppliers and investment in greater supply capacity drives increased global pricing. Additionally, anti-dumping and countervailing duty trade cases, such as the January 8, 2020, Coalition of American Millwork Producers’ anti-dumping petitions on imports of wood moldings and millwork products from Brazil and China and a countervailing duty petition on imports of wood moldings and millwork products from China, could impact our business and results of operations. While we believe our exposure to the potential increased costs of these tariffs and duties is no greater than the industry as a whole, our business and results of operations may be adversely affected if our efforts to mitigate their effects are unsuccessful.

We have short-term supply contracts with certain of our largest suppliers that limit our exposure to short-term fluctuations in prices and availability of our materials, but we are susceptible to longer-term fluctuations in prices. We generally do not hedge against commodity price fluctuations. Significant increases in the prices of raw materials for finished goods, including as a result of significant or protracted material shortages due to pandemic or otherwise, may be difficult to pass through to customers and may negatively impact our profitability and net revenues. We may attempt to modify products that use certain raw materials, but these changes may not be successful.